                              E'TOWN CORPORATION AND SUBSIDIARIES                         Exhibit 11
                     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                             Three Months Ended         Six Months Ended   Twelve Months Ended
                                                   June 30,                 June 30,             June 30,
                                               1998       1997          1998       1997      1998       1997

BASIC
EARNINGS
Income Before Preferred Stock
 Dividends of Subsidiary                  $   5,365   $   4,608    $  9,731    $ 8,281    $ 21,524    $ 16,667
Deduct: Preferred Stock Dividends              (203)       (203)       (406)      (406)       (813)       (813)
                                          ---------------------------------------------------------------------
Net Income Available for Common Stock     $   5,162   $   4,405    $  9,325    $ 7,875    $ 20,711    $ 15,854
                                          =====================================================================
SHARES
Weighted Average Number of Common Shares      8,161       7,884       8,109      7,808       8,059       7,770
                                          ---------------------------------------------------------------------
Basic Earnings Per Share of Common Stock  $    0.63   $    0.56    $   1.15    $  1.01    $   2.57    $   2.03
                                          =====================================================================

DILUTED
EARNINGS
Income Before Preferred Stock Dividends
   of Subsidiary                          $   5,365   $   4,608    $  9,731    $ 8,281    $ 21,524    $ 16,667
Deduct: Preferred Stock Dividends              (203)       (203)       (406)      (406)       (813)       (813)
Add: After Tax Interest Expense Applicable
 to 6 3/4% Convertible Subordinated Debentures  123         125         374        249         502         505
                                          ---------------------------------------------------------------------
Adjusted Net Income                       $   5,285   $    4,53    $  9,699    $ 8,124    $ 21,213    $ 16,359
                                          =====================================================================

SHARES
Weighted Average Number of Common Shares      8,161       7,884       8,109      7,808       8,059       7,770
 Assuming Exercise of Options Reduced By the
 Number Of Shares Which Could Have Been
 Purchased With the Proceeds From Exercise
 of Such Options                                 21          31          23         64          22          36
 Assuming Conversion Of 6 3/4% Convertible
 Subordinated Debentures (a)                    282         285         283        286         283         288
 Weighted Average Number of Common Shares
                                          ---------------------------------------------------------------------
   Outstanding as Adjusted                    8,464       8,200       8,415      8,158       8,364       8,094
                                          ---------------------------------------------------------------------
Diluted Earnings Per Share
  of Common Stock                         $    0.62   $    0.55    $   1.15    $  1.00    $   2.54    $   2.02
                                          =====================================================================

(a) Convertible at $40 per share.